EXHIBIT 99.1

Company Contact:	Herb Mueller
Chief Financial Officer
(678) 775-6900

Investor Relations Contact:	Bill Zima
Integrated Corporate Relations
(203) 682-8200

Delta Apparel Reports Fourth Quarter and Fiscal Year 2005 Results

Announces Acquisition of Junkfood Clothing

—Issues Preliminary Guidance for 2006 First Quarter and Full Fiscal Year—

--Declares Quarterly Dividend of $0.04--

DULUTH, Ga.—August 23, 2005—Delta Apparel, Inc. (AMEX: DLA) today reported financial results for the fourth fiscal quarter and fiscal year ended July 2, 2005.

For the three months ended July 2, 2005, net sales were $66.3 million compared to $72.9 million in the prior year’s fourth quarter. The three months ended July 2, 2005 included 13 weeks of operations, compared to the 14 weeks of operations in the fourth fiscal quarter of the prior year. Net income for the fiscal quarter was $3.2 million compared to the prior year’s level of $5.4 million. Diluted earnings per share for the quarter ended July 2, 2005 was $0.37 compared to $0.64 in the fourth quarter of the prior year. Earnings per share results reflect the Company’s 2-for-1 stock split that occurred on May 31, 2005.

For the twelve months ended July 2, 2005, net sales increased 9.6% to a record $228.1 million compared to $208.1 million in the prior year. Net income for fiscal year 2005 increased 15.5% to $11.2 million, or $1.33 per diluted share, compared to $9.7 million, or $1.16 per diluted share for fiscal year 2004. The current fiscal year results included 52 weeks of operations compared to 53 weeks of operations in the prior year. The prior year results included nine months of operations from M. J. Soffe Co., which was acquired on October 3, 2003.

Robert W. Humphreys, President and CEO, commented, “While we are certainly pleased with our record results for the fiscal year, the fourth quarter sales and margins were below our expectations. Sales were impacted by both a fiscal calendar that was one week shorter than last year, and by inventories which were too lean in certain categories which prevented us from maximizing our sales opportunities. Although the sell-through of the Soffe product was good, re-orders from the retailers did not ship during the quarter. Our Delta business reported solid sales, but a larger number of basic tee shirt orders compared to higher margin specialty products hurt our gross margins. Currently our overall business is strengthening and the price of basic tee shirts is holding steady. Retail sales reorders that were not realized in the fourth quarter in our Soffe business have shipped in the first quarter of fiscal 2006, resulting in a strong start to our first quarter.”

The Company today also announced, in a separate release, that it completed the purchase of substantially all of the assets of privately held Junkfood Clothing. The purchase price consists of $20 million of cash (subject to a post-closing adjustment based on the actual working capital purchased), a $2.5 million seller promissory note, and contingent payments with respect to each of the four fiscal years following closing, payable if certain performance targets are met. Delta Apparel financed the cash portion of the purchase price through an amendment to its asset-based secured revolving credit facility.

Liquid Blaino Designs d/b/a Junkfood Clothing is owned by designers Natalie Grof and Blaine Halvorson. In 1998 the two began a t-shirt line with nostalgic licenses such as Twister, Candy Land, and My Little Pony. Over the past seven years, the Company has experienced impressive growth through innovative designs and great sense of style. For the twelve months ended June 30, 2005, Junkfood Clothing had sales of approximately $27 million. Delta Apparel expects the Junkfood acquisition to add approximately $33 to $38 million in sales and $0.30 to $0.35 in earnings per share for the fiscal year ended July 1, 2006.

Mr. Humphreys continued, “We look forward to having Junkfood Clothing join our expanding business operations. The purchase of Junkfood keeps with our strategy of acquiring profitable apparel operations that expand our channels of distribution. We are excited by the opportunities associated with this acquisition and believe it will make a significant contribution to our top and bottom line growth in our upcoming fiscal year.”

With the addition of Junkfood Clothing, the Company has decided to issue sales and earnings per share guidance for the 2006 fiscal year. For the first fiscal quarter ended October 1, 2005, the Company expects sales to be in the range of $59 to $62 million and basic earnings per share to be in the range of $0.36 to $0.39 per share. For the 2006 fiscal year ended July 1, 2006, the Company expects sales to be in the range of $265 to $275 million and basic earnings per share to be in the range of $1.67 to $1.76. The following chart shows the Company’s fiscal year 2005 basic earnings per share, adjusted for the impact of the sale its Edgefield, South Carolina yarn spinning facility and adjusted for the reversal of the tax liability associated with the Company’s decision to permanently reinvest its foreign earnings in Honduras.

Actual FY05 Basic Earnings per Share	$1.35
Sale of Edgefield Plant	(0.26)
Reversal of Foreign Earnings Tax Liability	(0.08)
Adjusted FY05 Basic Earnings per Share	$1.01

Mr. Humphreys concluded, “We are excited by the direction of our two core businesses as well as the opportunities associated with Junkfood Clothing going forward. In the Delta business, we are looking for continued sales growth and a better mix of higher margin goods. On the Soffe side, we are seeing an increase in re-orders once again and believe that our efforts to expand our product offering in areas such as fashion fleece will improve results going forward. In addition, our cost savings initiatives will flow through cost of sales in the second half of our 2006 fiscal year. We could not be more excited about the opportunities we have with the Junkfood brand and believe that we have the capacity, experience and management team in place at Junkfood to continue to grow this highly compelling business.”

The Delta business reported sales of $40.7 million for the three months ended July 2, 2005, a 2.6% decrease from the prior year quarter. For fiscal year 2005, the Delta business achieved record sales of $143.4 million, compared to $137.4 million in the prior year. Operating income for the fourth quarter of 2005 was $2.0 million compared to $3.9 million in the prior year. The Delta business incurred approximately $0.7 million in bad debt expense due to the non-collection of sales from one customer. Operating income for the twelve months ended July 3, 2005 was $10.0 million compared to $7.6 million in the prior year. The improvement in operating income resulted from the gain on the sale of the Company’s Edgefield, South Carolina yarn spinning facility, offset partially by higher distribution expenses from the transition of the Tennessee distribution to a new facility and the opening of the new distribution facility in Cranbury, New Jersey.

The Soffe business contributed $25.6 million in sales for the fourth quarter of fiscal year 2005, a $5.5 million decrease, or 17.7%, from sales in the prior year’s quarter. Sales in the fourth quarter of the prior year were an all-time record for the Soffe business, and included 14 weeks of shipping, as compared to the 13 weeks of shipping in the fourth quarter of fiscal 2005. The sales decline is also attributable to a reduction in retail re-orders shipped during the fourth fiscal quarter. Sales for the 2005 fiscal year were $84.6 million, and increase of $13.9 million, or 19.7%, from the prior year. Operating income for the quarter ended July 2, 2005 decreased from $6.1 million to $4.4 million due to the lower sales volume and shift in the mix of products sold during the quarter. For the year, operating income was $10.4 million, an 8.2% increase from the prior year level of $9.6 million.

In a meeting held on August 17, 2005, the Board of Directors declared a dividend of four cents per common share of stock payable on September 12, 2005 to shareholders of record as of the close of business on August 31, 2005. This dividend was declared pursuant to the Company’s previously announced quarterly dividend program, which the Company may amend or terminate at any time.

The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live webcast of the conference call will be available on the Company’s web site at www.deltaapparel.com. Minimum requirements to listen to the webcast are access to the Internet through at least a 28.8 baud modem connection and Windows Media Player™ software, which is available for a free download on the Company’s event details page.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiaries, M. J. Soffe Co. and Junkfood Clothing Company, is a marketer, designer, manufacturer and distributor of high quality branded and private label apparel. We specialize in selling a variety of casual and athletic tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. We focus on our broad distribution of products, currently serving over 13,000 customers. We sell our products to specialty, high-end and mid-tier retail stores, sporting goods stores, screen printers and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. Our operations are in the United States, Honduras, Mexico and Costa Rica and we employ approximately 4,200 worldwide. Additional information on our company is available at www.deltaapparel.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

(Tables to follow)

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Net Sales	$ 66,297	$72,883	$ 228,065	$208,113
Cost of Goods Sold	49,524	52,044	174,156	159,852

Gross Margin	16,773	20,839	53,909	48,261

SG&A	10,949	10,959	37,881	31,043
Other (Income)/Expense	(505)	221	(4,117)	192

Operating Income	6,329	9,659	20,145	17,026

Interest Expense	805	777	3,022	2,622
Taxes	2,324	3,463	5,880	4,674

Net Income	$ 3,200	$ 5,419	$ 11,243	$ 9,730

Weighted Average Shares Outstanding **
Basic	8,470	8,224	8,355	8,156
Diluted	8,595	8,454	8,463	8,376

Net Income per Common Share **
Basic	$ 0.38	$ 0.66	$ 1.35	$ 1.19
Diluted	$ 0.37	$ 0.64	$ 1.33	$ 1.16

**Adjusted to reflect 2-for-1 stock split effective May 31, 2005

	July 2, 2005	July 3, 2004
Current Assets
Cash	$ 298	$ 333
Receivables, Net	36,611	38,610
Inventories	99,026	105,888
Deferred Income Taxes	1,252	1,075
Other Assets	1,968	1,616

Total Current Assets	139,155	147,522

Noncurrent Assets
Property, Plant & Equipment, Net	19,950	19,529
Deferred Income Taxes	--	178
Other Noncurrent Assets	409	2,150

Total Noncurrent Assets	20,359	21,857

Total Assets	$159,514	$169,379

Current Liabilities
Accounts Payable and Accrued Expenses	$ 36,700	$ 30,511
Current Portion of Long Term Debt	15,065	20,810
Income Tax Payable	480	1,793

Total Current Liabilities	52,245	53,114

Noncurrent Liabilities
Long-Term Debt	17,236	29,246
Deferred Income Taxes	171	--
Other Noncurrent Liabilities	3,398	11,527

Total Noncurrent Liabilities	20,805	40,773

Stockholders' Equity	86,464	75,492

Total Liabilities and Stockholders' Equity	$159,514	$169,379